                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

FILED BY THE REGISTRANT /x/      FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------
Check the appropriate box:
/x/    Preliminary Proxy Statement
/ /    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                 ALKERMES, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/    No fee required.
/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)     Title of each class of securities to which transaction applies:

       2)     Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       4)     Proposed maximum aggregate value of transaction:

       5)     Total fee paid:

/ /    Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)     Amount Previously Paid:

       2)     Form, Schedule or Registration Statement No.:

       3)     Filing Party:

       4)     Date Filed:

                                 ALKERMES, INC.

                         CAMBRIDGE, MASSACHUSETTS 02139
                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD AUGUST 6, 1999

                              --------------------


TO THE SHAREHOLDERS:

       The annual meeting of shareholders of Alkermes, Inc. (the "Company") will be held at the offices of the Company, 64 Sidney Street, Cambridge, Massachusetts 02139, on Friday, August 6, 1999, at 10:00 A.M. for the following purposes:

       1. To elect seven members of the Board of Directors, each to serve until the next annual meeting of shareholders and until his successor is duly elected and qualified.

       2. To consider and adopt an amendment to the Company's Second Amended and Restated Articles of Incorporation, as amended, to increase the total number of authorized shares of the Company from 45,000,000 to 85,000,000, including an increase in the number of authorized shares of the Company's Common Stock, par value $.01 per share ("Common Stock") from 40,000,000 to 80,000,000.

       3.     To consider and approve the 1999 Stock Option Plan of Alkermes.

       4. To transact such other business as may properly come before the meeting.

       The Board of Directors has fixed June 10, 1999 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on June 10, 1999 will be entitled to notice of and to vote at the meeting.

       Please complete, date and sign the enclosed proxy and return it promptly in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. If you attend the meeting, you may vote in person.

                                          Morris Cheston, Jr.
                                          Secretary

July __, 1999

                                 ALKERMES, INC.

                                 PROXY STATEMENT

                                  INTRODUCTION


       The accompanying proxy is solicited by the Board of Directors of Alkermes, Inc., a Pennsylvania corporation ("Alkermes" or the "Company"), in connection with its 1999 annual meeting of shareholders to be held at the offices of the Company, 64 Sidney Street, Cambridge, Massachusetts 02139, at 10:00 a.m., on August 6, 1999 (the "Meeting"). Copies of this Proxy Statement and the accompanying proxy are being mailed on or after July __, 1999 to the holders of record of Common Stock on June 10, 1999 (the "Record Date"). The proxy may be revoked by a shareholder at any time prior to its use by giving notice of such revocation to the Secretary of the Company, by appearing at the Meeting and voting in person or by returning a later dated proxy. The expense of this solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone. In addition, the Company has retained the services of Corporate Investor Communications, Inc. to solicit proxies, at an expected cost of $6,500.

       Unless specific instructions are given to the contrary, the persons named in the accompanying proxy will vote FOR the election to the Company's Board of Directors of the nominees named herein, FOR the increase in the number of authorized shares of capital stock and Common Stock and FOR the 1999 Stock Option Plan. With respect to all other matters, the persons named in the accompanying proxy will vote as stated herein. See "Other Business."

       Holders of Common Stock of record at the close of business on the Record Date will be entitled to cast one vote per share so held of record on such date on all items of business properly presented at the Meeting, except that the holders have cumulative voting rights in the election of directors. Therefore, each shareholder is entitled to cast as many votes in the election of directors as shall be equal to the number of shares of Common Stock held by such shareholder on the Record Date, multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute votes among nominees as the shareholder sees fit.

       The Company had 25,064,387 shares of Common Stock outstanding on the Record Date. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of consideration and action on such matter.


                              ELECTION OF DIRECTORS


       Seven directors are to be elected at the Meeting to serve one-year terms until the 2000 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of Floyd E. Bloom, Robert A. Breyer,

John K. Clarke, Richard F. Pops, Alexander Rich, Paul Schimmel and Michael A. Wall, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All of the nominees are currently directors of the Company. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election at the Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

       The seven nominees for director receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors. Votes that are withheld will be counted in determining the presence of a quorum, but will have no effect on the vote.

       Set forth below is information regarding the nominees, as of June 10, 1999, including their recent employment, positions with the Company, other directorships and age.

       Dr. Bloom, age 62, is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Bloom has been active in neuropharmacology for more than 30 years, holding positions at Yale University, the National Institute of Mental Health and The Salk Institute. Since 1983, he has been at The Scripps Research Institute where he is currently Chairman, Department of Neuropharmacology. Dr. Bloom serves as Editor-in-Chief of Science. He holds an A.B. (Phi Beta Kappa) from Southern Methodist University and an M.D. (Alpha Omega Alpha) from Washington University School of Medicine in St. Louis. He is a member of the National Academy of Science, the Institute of Medicine and the Royal Swedish Academy of Science.

       Mr. Breyer, age 55, has been a director and President and Chief Operating Officer of Alkermes since July 1994. From August 1991 to December 1993, Mr. Breyer was President and General Manager of Eli Lilly Italy, a subsidiary of Eli Lilly & Co. From September 1987 to August 1991, he was Senior Vice President, Marketing and Sales of IVAC Corporation, a medical device company and a subsidiary of Eli Lilly & Co.

       Mr. Clarke, age 45, has served as a director of Alkermes since 1987. He is a general partner of DSV Partners III and DSV Management, the general partner of DSV Partners IV. DSV Partners III and DSV Partners IV are venture capital investment partnerships. Mr. Clarke has been associated with DSV since 1982. Mr. Clarke has been the managing general partner of Cardinal Health Partners, a venture capital fund, since October 1997. Mr. Clarke is a director and chairman of Cubist Pharmaceuticals, Inc., and a director of a number of private health care companies.

       Mr. Pops, age 37, has been a director and the Chief Executive Officer of Alkermes since February 1991. From February 1991 to June 1994, Mr. Pops was also President of Alkermes. Mr. Pops currently serves on the Board of Directors of Neurocrine Biosciences, Inc., the Biotechnology Industry Organization (BIO), The Brain Tumor Society (a non-profit organization) and Immulogic Pharmaceutical Corporation, a biopharmaceutical company Mr. Pops is President of the Massachusetts Biotechnology Council (MBC).

       Dr. Rich, age 74, is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Rich has been a professor at the Massachusetts Institute of Technology since 1958, and is the William Thompson Sedgwick Professor of Biophysics and Biochemistry. Dr. Rich earned both an A.B. (magna cum laude) and an M.D. (cum laude) from Harvard University. Dr. Rich has been a member of the National Academy of Sciences since 1970 and a Senior Member of the Institute of Medicine since 1990. Dr. Rich is Co-Chairman of the Board of Directors of Repligen Corporation, a biopharmaceutical company.

       Dr. Schimmel, age 58, is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Schimmel is presently a member of the Skaggs Institute for Chemical Biology at The Scripps Research Institute. Dr. Schimmel was the John D. and Catherine T. MacArthur Professor of Biophysics and Biochemistry at the Massachusetts Institute of Technology, where he was employed from 1967 through 1997. A member of the National Academy of Sciences and the American Academy of Arts and Sciences, Dr. Schimmel graduated from Ohio Wesleyan University, completed his doctorate at Cornell University and the Massachusetts Institute of Technology and did post doctoral work at Stanford University. Dr. Schimmel is Co-Chairman of the Board of Directors of Repligen Corporation and is a director of Cubist Pharmaceuticals, Inc.

       Mr. Wall, age 70, is a founder of Alkermes and has been Chairman of the Board of Alkermes since 1987. From April 1992 until June 1993, he was a director and Chairman of the Executive Committee of Centocor, Inc. ("Centocor"), a biopharmaceutical company. From November 1987 to June 1993, he was Chairman Emeritus of Centocor. Mr. Wall is a director of Kopin Corporation, a manufacturer of high definition imaging products.

       The Board of Directors held five meetings during the last fiscal year. Each of the Company's directors attended at least 75% of the aggregate of all meetings held during the year of the Board and of all committees of which he was a member. The standing committees of the Board are the Audit Committee, the Compensation Committee and the Compensation Sub-Committee. The Board does not have a standing nominating committee. The Audit Committee, consisting of John K. Clarke and Alexander Rich, met twice during the last fiscal year. The Audit Committee is responsible for, among other things, determining the adequacy of the Company's internal accounting and financial controls, reviewing independent auditors' significant findings, if any, during the year, difficulties encountered in the course of audit work, changes in accounting policies and accounting for significant transactions during the year. The Compensation Committee, consisting of John K. Clarke, Paul Schimmel and Michael A. Wall, met twice during the last fiscal year and otherwise acted by unanimous written consent. The Compensation Committee is responsible for reviewing matters pertaining to the compensation of employees of, and consultants to, the Company, fixing the compensation of officers of the Company and administering, and making grants and awards under, the Company's stock option and restricted stock award plans. The Compensation Sub-Committee is responsible for making grants and awards under the Company's stock option and restricted stock award plans to "officers" as defined under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Sub-Committee, consisting of John K. Clarke and Paul Schimmel, met once during the last fiscal year and otherwise acted by unanimous written consent.

                 AMENDMENT TO ALKERMES ARTICLES OF INCORPORATION

       At the Meeting, Alkermes' shareholders will be asked to adopt an amendment to Article Fourth of Alkermes' Second Amended and Restated Articles of Incorporation, as amended, to increase the total number of shares which Alkermes shall have authority to issue from 45,000,000 to 85,000,000, including an increase in the number of shares of Common Stock which Alkermes shall have the authority to issue from 40,000,000 to 80,000,000 (the "Amendment").

       The Board of Directors believes that adoption of the proposed Amendment is in the best interest of the Company and its shareholders. Adoption of the proposed Amendment requires the affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote thereon. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum for purposes of this proposal and will not be voted. Accordingly, neither abstentions nor broker non-votes will have any effect on the outcome of the vote on this proposal.

       The Board of Directors recommends that you vote FOR the adoption of the proposed Amendment to the Articles.

       On June 2, 1999, the Alkermes Board of Directors approved an amendment to the first paragraph of Article Fourth of Alkermes' Seconded Amended and Restated Articles of Incorporation, as amended, so that the same shall read in full as follows:

              FOURTH. The aggregate number of shares which the Corporation shall have authority to issue is 85,000,000 shares, par value $.01 per share, of which 80,000,000 shares are designated as Common Stock (hereinafter referred to as "Common Stock").

       The Company is currently authorized to issue 40,000,000 shares of Common Stock, of which 25,064,387 shares were issued and outstanding as of June 10, 1999. As of June 10, 1999, an aggregate of 12,200,664 shares of Common Stock were reserved for issuance. This includes 3,881,940 shares of Common Stock reserved for issuance upon conversion of the outstanding shares of $3.25 Convertible Exchangeable Preferred Stock or the debentures issued in exchange therefor; 6,708,208 shares of Common Stock issuable upon exercise or vesting of outstanding stock options and stock awards and upon exercise of stock options and awards authorized for future grant or award under various stock option and stock award plans (including the 1999 Stock Option Plan); 832,738 shares of Common Stock reserved for issuance upon exercise of outstanding 1992, 1994 and 1995 Class A Warrants and the 1994 Class B Warrant; and 777,778 shares of Common Stock reserved for issuance upon conversion or redemption of the 1999 Redeemable Convertible Exchangeable Preferred Stock or upon conversion of the Non-Voting Common Stock. Consequently, as of June 10, 1999, only 2,734,949 authorized shares of Common Stock were unissued and not reserved for future issuance.

       The Company is also authorized to issue 5,000,000 shares of capital stock, which the Board of Directors has the power to issue in one or more classes or series within each class and to fix the number of shares of each class or series and all designations, preferences, limitations and special rights, if any, of the shares in each series. The proposed Amendment does not increase or otherwise affect these shares. Of these shares, the Board has designated 450,000 shares as Non-Voting Common Stock, $.01 par value per share, none of which is issued or outstanding, 696,500 shares as preferred stock, $.01 par value per share, issuable in series, none of which is issued or outstanding, 3,500 shares as 1999 Redeemable Convertible Exchangeable Preferred Stock, $.01 par value per share, all of which are issued and outstanding, and 2,300,000 shares as $3.25 Convertible Exchangeable Preferred Stock, par value $.01 per share, all of which are issued and outstanding.

       The Alkermes Board of Directors believes that the adoption of the proposed Amendment is advantageous to Alkermes and its shareholders because it would provide additional authorized Common Stock which could be issued from time to time to such persons and for such consideration as the Board may determine for corporate purposes which the Board may deem desirable including, without limitation, financings, acquisitions, stock options, warrants, employee benefit plans, stock splits, stock dividends or other distributions. The Board of Directors believes that having authority to issue additional shares of Common Stock, without (except as required by law, regulation or any exchange on which Alkermes' securities may then be listed) obtaining specific shareholder approval will avoid the possible delay of calling and holding a special meeting of shareholders to increase the Company's authorized capital at the time a transaction may be proposed, so as to enhance the Company's ability to take prompt advantage of market conditions and to respond promptly to any future acquisition opportunities. The Company has no present plan, understanding or arrangement to issue any of the additional shares of Common Stock that will be authorized if the proposed Amendment is adopted.

       The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of existing holders of Common Stock. However, if the proposed Amendment is approved, the Board of Directors will not be required to obtain further shareholder approval prior to the issuance of any such additional shares, except as may be required by law, regulation or any exchange on which Alkermes' securities may then be listed. For example, because the Common Stock is listed on the Nasdaq National Market, shareholder approval is required before the Company could issue an amount of shares equal to 20% or more of the number of outstanding shares of Common Stock in certain transactions, including acquisitions. The shareholders do not have preemptive rights to purchase additional shares of Common Stock and any issuance of Common Stock on other than a pro rata basis may dilute the present equity ownership of current shareholders.

       Although the Board of Directors has no present intention of doing so, the authorized but unissued Common Stock could be issued in one or more transactions which would make more difficult or costly, and less likely, a takeover of the Company or the removal of the board or management. The issuance of additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of the Company. The proposed Amendment is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, nor is the Board of Directors currently proposing to shareholders any anti-takeover measures. In addition, there are a number of provisions which could have an anti-takeover effect which currently apply to the Company, including (a) the Board of Directors' ability to issue capital stock in one or more series with such preferences and rights as the Board determines, (b) certain bylaws provisions such as the requirement that nominees for election as directors of the Company shall be submitted in writing to the Company not less than ninety days prior to the date of the prior year's proxy statement, and (c) certain provisions of the Pennsylvania Business Corporation Law of 1988, as amended.

                       APPROVAL OF 1999 STOCK OPTION PLAN

       The Board of Directors has adopted a new stock option plan (the "1999 Plan") and is seeking the approval of the Company's shareholders of the 1999 Plan. No options have been granted under the 1999 Plan. As of June 10, 1999, the Company has an aggregate of 693,254 shares available for issuance upon exercise of options which may be granted in the future under all of its existing stock option plans, excluding the Non-Employee Director Plan and the Stock Award Plan which are not generally available for grants to employees. This represents fewer options than were granted in fiscal 1999. Moreover, the Company's 1990 Omnibus Stock Option Plan, as amended, will terminate according to its terms on September 19, 2000. Consequently, the Board of Directors believes this new plan is necessary in order to enable the Company to continue to attract and retain qualified employees and provide further incentive to employees by increasing their equity interest in the Company.

       The affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote will be required to approve the 1999 Plan. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum for purposes of this proposal and will not be voted. Accordingly, neither abstentions nor broker non-votes will have any effect on the outcome of the vote on this proposal.

       The Board of Directors recommends that you vote FOR the approval of the 1999 Plan.

DESCRIPTION OF THE 1999 PLAN

       The 1999 Plan provides for the grant to employees, officers and directors of, and consultants to, the Company and any of its subsidiaries of options to purchase up to 2,500,000 shares of Common Stock. Such options may either be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or may be non-qualified options. The 1999 Plan will terminate on June 2, 2009 unless sooner terminated by the Board of Directors. The Company estimates that there are currently approximately 325 persons who are eligible to receive options under the 1999 Plan.

       The 1999 Plan will be administered by the Board of Directors with respect to options granted to employees, officers and consultants who are not directors, executive officers or significant employees of the Company, unless the Board delegates administration of the 1999 Plan to the Compensation Committee, which the Board has done. The Compensation Sub-Committee administers the 1999 Plan with respect to options granted to directors, executive officers and significant employees of the Company ("Reporting Persons"). The total number of options to be granted in any year under the 1999 Plan to participants, the number and selection of the participants to receive options, the type and number of options granted to each and the other terms and provisions of such options are wholly within the discretion of the Compensation Committee and the Compensation Sub-Committee, subject to the limitations set forth in the 1999 Plan. Therefore, the benefits and amounts that will be received by participants under the 1999 Plan are not currently determinable.

       Under the terms of the 1999 Plan, the option exercise price may not be less than 100% (or, with respect to incentive stock options, 110% if the optionee owns 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the underlying stock at the time the option is granted. Options granted under the 1999 Plan are generally nontransferable, unless otherwise determined by the Compensation Committee, and expire upon the earlier of an expiration date fixed by the Compensation Committee and set forth in each individual option award certificate, ten years (or with respect to incentive stock options, five years, if the optionee owns 10% of the total combined voting power of all classes of stock of the Company) from the date of grant, and either three months after the date the optionee ceases to be an employee, officer or director of, or consultant to, the Company or its subsidiaries or one year after the optionee dies or becomes disabled. Options which have expired or which have been canceled unexercised will be returned to the 1999 Plan and may again be granted pursuant to the 1999 Plan.

       Under the 1999 Plan, the price payable upon exercise of options may be paid in cash, or in shares of stock of the Company duly owned by the participant or by reduction in the number of shares of Common Stock issuable upon such exercise, based, in each case, on the fair market value of the Common Stock on the date of exercise.

FEDERAL INCOME TAX CONSEQUENCES

       The Federal income tax discussion set forth below is intended for general information only and does not address the rates of taxation applicable to specific categories of taxpayers or classes of income. State and local income tax consequences are not discussed and may vary from locality to locality.

       Under present Treasury regulations, a participant who is granted a non-qualified option will not realize taxable income at the time the option is granted. In general, a participant will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option price, and the Company will receive a corresponding deduction. In the case of a participant who is an employee, withholding and employment taxes will be imposed on the amount of ordinary income recognized. The participant's basis in the shares so acquired will be equal to the option price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the participant will realize capital gain or loss, long-term or short-term, depending upon the length of time the shares are held after the option is exercised.

       A participant is not taxed at the time an incentive option is granted. The tax consequences upon exercise and later disposition depend upon whether the participant was an employee of the Company or one of its subsidiaries at all times from the date of grant until three months preceding exercise (one year in the case of permanent and total disability) and on whether the participant holds the shares for more than one year after exercising the option and two years after the date of grant of the option.

       If the participant satisfies both the employment rule and the holding rule, for regular tax purposes the participant will not realize income upon exercise of an incentive option and the Company will not be allowed an income tax deduction at any time. The difference between the option price and the amount realized upon disposition of the shares by the participant will generally constitute a long-term capital gain or a long-term capital loss, as the case may be.

       If the participant meets the employment rule but disposes of the shares before satisfying the holding rule (a "disqualifying disposition"), the participant generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option price. In the case of a sale, any excess of the sales price over the fair market value at the date of exercise will be recognized by the participant as capital gain (long-term or short-term depending on the length of time the stock was held after the option was exercised). If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the participant is limited to the excess of the sales price over the option price. In the case of any disqualifying disposition, the Company's tax deduction is limited to the amount of ordinary income recognized by the participant. However, it is the current position of the Internal Revenue Service that no withholding or employment taxes should be imposed on such ordinary income.

       Different consequences will apply for a participant subject to the alternative minimum tax.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

       The following table sets forth a summary of the compensation paid by the Company during its last three fiscal years to its Chief Executive Officer, to each of the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during, and one other individual who was an executive officer for a portion of, the fiscal year ended March 31, 1999 (collectively, the "Named Executive Officers").

                                                                                 LONG-TERM
                                         ANNUAL COMPENSATION                    COMPENSATION
                                         -------------------                    ------------
                                                                                 Securities
     Name and                                                                    Underlying
     Principal                                                                   Options(1)              All Other
     Position                      Year       Salary ($)     Bonus ($)               (#)              Compensation ($)
    ----------                     ----       ----------     ---------           ----------           ----------------

Richard F. Pops                    1999        354,904        150,000             100,000                 5,374(2)
 Chief Executive                   1998        326,000        150,000              80,000                     0
 Officer                           1997        291,116         50,000              40,000                     0

Robert A. Breyer                   1999        257,942         75,000              50,000                 6,900(2)(3)
 President and Chief               1998        239,000         75,000              40,000                 1,500(3)
 Operating Officer                 1997        223,058         25,000              25,000                 1,500(3)

Raymond T. Bartus                  1999        218,780         15,000              20,000                 5,297(2)
 Senior Vice                       1998        209,100         15,000              10,000                     0
 President,                        1997        199,039          5,000              10,000                     0
 Preclinical Research
 and Development

Michael J. Fox(4)                  1999        160,229         35,000(5)          125,000(6)              1,627(2)
 Senior Vice
 President, Medical
 and Regulatory
 Affairs

James M. Frates(7)                 1999        161,420         15,000             125,000(6)              3,069(2)
 Vice President, Chief
 Financial Officer and
 Treasurer

Michael J. Landine(8)              1999        200,000              0                   0                 5,670(2)
 Former Senior                     1998        212,800         75,000              40,000                     0
 Vice President, Chief             1997        197,752         30,000              25,000                     0
 Financial Officer and
 Treasurer

--------------
(1)    Alkermes granted no LSARs.
(2)    401(k) match.
(3) Includes a payment of $1,500 to Mr. Breyer for opting out of the Company's health insurance plan.
(4) Dr. Fox joined the Company in July 1998 and resigned in April 1999. All of Dr. Fox's options were canceled unexercised.
(5)    Includes a signing bonus of $25,000.
(6) Includes an option to purchase 100,000 shares of Common Stock granted upon joining the Company.
(7)    Mr. Frates joined the Company in June 1998.
(8) Mr. Landine resigned from these positions on June 30, 1998 but has continued in the employ of the Company, most recently as the Vice President, Corporate Development since March 29, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

       The following table sets forth information concerning stock options granted during the fiscal year ended March 31, 1999 to each of the Named Executive Officers.

                                                        Individual Grants
                                       ------------------------------------------------------
                                                                                                           Potential Realizable
                               Number of         Percent of Total                                            Value at Assumed
                               Securities            Options                                                 Annual Rates of
                               Underlying           Granted to            Exercise                             Stock Price
                                 Options           Employees in            or Base       Expiration          Appreciation for
Name                           Granted (#)          Fiscal Year         Price ($/Sh)        Date               Option Term
----                           -----------       ----------------       ------------     ----------         ------------------
                                                                                                            5% ($)     10% ($)

Richard F. Pops                  100,000               8.11                 11.88         09/21/08         747,127   1,893,366

Robert A. Breyer                  50,000               4.05                 11.88         09/21/08         373,563     946,683

Raymond T. Bartus                 20,000               1.62                 11.88         09/21/08         149,425     378,673

Michael J. Fox(1)                100,000               8.11                 19.38         07/10/08       1,218,798   3,088,673
                                  25,000               2.03                 11.88         09/21/08         186,782     473,342

James M. Frates                  100,000               8.11                 18.09         06/29/08       1,137,670   2,883,080
                                  25,000               2.03                 11.88         09/21/08         186,782     473,342

Michael J. Landine                     0                 __                    __               __              __          __

----------------

(1)    All of Dr. Fox's options were canceled unexercised.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


       The following table sets forth the number of shares acquired upon exercise of options exercised by the Named Executive Officers during the fiscal year ended March 31, 1999, the value realized upon exercise of such options, the number of shares issuable on exercise of options held by such persons at the end of the last fiscal year and the value of such unexercised options as of such date.


                                                                       Number of
                                                                       Securities                       Value of
                                                                       Underlying                       Unexercised
                                                                       Unexercised                      In-the-Money
                                                                       Options/SARs                     Options/SARs at
                                                                       at FY-End (#)                    FY-End ($)(1)
                         Shares Acquired          Value                Exercisable/                     Exercisable/
Name                     on Exercise (#)       Realized ($)            Unexercisable                    Unexercisable
---------------------------------------------------------------------------------------------------------------------------

Richard F. Pops                       0                 0         408,125   /       201,875      9,634,144  /     2,967,531

Robert A. Breyer                  7,500           112,050         245,000   /       105,000      5,425,100  /     1,553,225

Raymond T. Bartus                     0                 0          95,625   /        36,875      2,162,919  /       544,406

Michael J. Fox (2)                    0                 0               0   /       125,000              0  /     1,171,250

James M. Frates                       0                 0               0   /       125,000              0  /     1,300,250

Michael J. Landine               25,000           423,500         118,126   /        55,374      2,510,302  /       796,243

--------------------------------
(1) Value is measured by the difference between the closing price for Common Stock on the Nasdaq National Market on March 31, 1999, $27.25, and the exercise price of the options.

(2)    All of Dr. Fox's options were canceled unexercised.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

       Under an agreement between Mr. Pops and the Company, dated February 7, 1991, in the event Mr. Pops' employment with the Company is terminated for any reason other than as a result of his taking certain actions against or that have a significant deleterious effect on the Company, Mr. Pops shall be entitled to receive a payment equal to two-thirds of his then-current annual base salary. Under an agreement between Mr. Breyer and the Company, dated June 13, 1994, in the event Mr. Breyer's employment with the Company is terminated for any reason other than as a result of his taking certain actions against or that have a significant deleterious effect on the Company, Mr. Breyer shall be entitled to receive payments at the monthly rate of his then-current annual base salary for up to nine months or until he finds other employment, whichever occurs first. The Company and Mr. Frates have agreed that, in the event Mr. Frates' employment with the Company is terminated for any reason other than as a result of his taking certain actions against or that have a significant deleterious effect on the Company, Mr. Frates shall be entitled to receive payments at the monthly rate of his then-current annual base salary for up to nine months or until he finds other employment, whichever occurs first.

       Mr. Pops, Dr. Bartus and Mr. Landine have been granted LSARs in connection with a portion of the stock options previously granted to them. Each LSAR provides that after the occurrence of one of several triggering events, including a reorganization or merger of the Company, a sale of the assets of the Company or the acquisition by a person or group of more than 51% of the Common Stock, the optionee will receive an amount in cash equal to the amount by which the fair market value per share of Common Stock issuable upon exercise of the option on the date such a triggering event occurs exceeds the exercise price per share of the option to which the LSAR relates. A triggering event shall be deemed to have occurred only when the fair market value of the shares subject to the underlying option exceeds the exercise price of such option. When a triggering event occurs, the related option will cease to be exercisable.

COMPENSATION OF DIRECTORS

       Each non-employee director automatically receives options to purchase 2,500 shares of Common Stock under the Stock Option Plan for Non-Employee Directors each year on the date of the Company's annual meeting of shareholders. Such options are exercisable at the fair market value of Common Stock on the date such options are granted and vest in full six (6) months following their grant. Except for such stock options, directors do not receive compensation for services on the Board of Directors or any committee thereof. All of the directors, however, are reimbursed for their expenses for each Board and committee meeting attended. In addition, Floyd E. Bloom, Alexander Rich, Paul Schimmel and Michael A. Wall receive consulting fees from Alkermes. During the fiscal year ended March 31, 1999, Alkermes paid consulting fees to Drs. Bloom, Rich and Schimmel and Mr. Wall aggregating $30,000, $30,000, $48,000 and $80,000, respectively. Consulting fees are currently being paid to each of Drs. Bloom and Rich at the rate of $2,500 per month, to Dr. Schimmel at the rate of $4,000 per month and to Mr. Wall at the rate of $6,667 per month. Dr. Robert S. Langer, who served as a director of the Company until his resignation effective on December 27, 1998, receives consulting fees from Alkermes Controlled Therapeutics, Inc. ("ACTI"), a wholly owned subsidiary of the Company, at the rate of $7,214 per month. In addition, Dr. Langer received, and continues to receive, consulting fees from Advanced Inhalation Research, Inc. which was acquired by the Company on February 1, 1999. Alkermes believes that the terms of such consulting arrangements are no less favorable to Alkermes and ACTI than those they could have received from an independent third party.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       During the last fiscal year, the Compensation Committee consisted of John
K. Clarke, Paul Schimmel, Michael A. Wall and, until his resignation as a director on December 27, 1998, Robert S. Langer. The Compensation Sub-Committee consists of John K. Clarke and Paul Schimmel. Mr. Wall, Dr. Schimmel and Dr. Langer are consultants to Alkermes. See "Compensation of Directors."

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

       The Compensation Committee (the "Committee") is responsible for reviewing and establishing the compensation, and the Compensation Sub-Committee is responsible for reviewing and establishing compensation in the form of stock options and restricted stock awards, of the Company's executive officers.

       EXECUTIVE COMPENSATION POLICIES

       The Company's executive compensation program is designed to attract, retain and motivate experienced and well qualified executive officers who will promote the Company's research and product development efforts. In establishing executive compensation levels, the Committee is guided by a number of considerations. Because the Company is still in the process of developing its portfolio of product candidates, and because of the volatile nature of biotechnology stocks, the Committee believes that traditional performance criteria, such as revenue growth, profit margins and stock price are inappropriate for evaluating and rewarding the efforts of the Company's executive officers. Rather, the Committee bases executive compensation on the achievement of certain product development, corporate partnering, financial, strategic planning and other goals of the Company and the executive officers. In establishing compensation levels, the Committee also evaluates each officer's individual performance using certain subjective criteria, including an evaluation of each officer's initiative, contribution to overall corporate performance and managerial ability. No specific numerical weight is given to any of the above-noted subjective or objective performance criteria. In making its evaluations, the Committee consults on an informal basis with other members of the Board and, with respect to officers other than the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer. In fiscal 1999 the Company also engaged the service of a consultant to advise the Committee on executive compensation.

       Another consideration which affects the Committee's decisions regarding executive compensation is the high demand for well-qualified personnel in the biotechnology industry. Given such demand, the Committee strives to maintain compensation levels which are competitive with the compensation of other executives in the industry. To that end, the Committee reviews data obtained from a generally available outside survey of compensation and benefits in the biotechnology industry, an internally prepared survey based on peer biotechnology companies' proxy statements and personal knowledge regarding executive compensation at comparable companies.

       A third factor which affects compensation levels is the Committee's belief that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. In accordance with such belief, the Committee and the Compensation Sub-Committee seek to provide a significant portion of executive compensation in the form of stock options. The Committee and the Compensation Sub-Committee have not, however, targeted a range or specific number of options for each executive position, but make their decisions based on the above-mentioned surveys and the general experience of the Committee and the Compensation Sub-Committee members.

       COMPENSATION MIX

       The Company's executive compensation packages generally include three components: base salary; a discretionary annual cash bonus; and stock options. The Committee generally reviews, and makes any changes to, the base salary and bonus of each executive officer as of the beginning of each calendar year.

       Base Salary

       The Committee seeks to establish base salaries which are competitive for each position and level of responsibility with those of executive officers at various other biotechnology companies of comparable size and stage of development.

       Discretionary Cash Bonus

       The Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executive officers. Bonuses for executive officers are not guaranteed, but are awarded from time to time only in the discretion of the Committee. Criteria for bonuses for executive officers range from success in attracting equity capital to success in conducting clinical trials to success in entering into new and expanded collaborations.

       Stock Options

       Grants of stock options under the Company's stock option plans are designed to promote the identity of the long-term interests between the Company's executives and its shareholders and to assist in the retention of executives. Since stock options granted by the Company generally become exercisable over a four-year period, their ultimate value is dependent upon the long-term appreciation of the Company's stock price and the executive's continued employment with the Company. In addition, grants of stock options may result in an increase in executive officers' equity interests in the Company, thereby providing such persons with the opportunity to share in the future value they are responsible for creating.

       When granting stock options, the Committee and the Compensation Sub-Committee consider the relative performance and contributions of each officer compared to that of other officers within the Company with similar levels of responsibility. The number of options granted to each executive officer is generally determined by the Compensation Sub-Committee on the basis of data obtained from a generally available outside survey of stock option grants in the biotechnology industry, an internally prepared survey on peer biotechnology companies' proxy statements and personal knowledge of the Sub-Committee members regarding executive stock option grants at comparable companies.

       Incentive Loan Program

       In fiscal 1999 the Compensation Committee approved an incentive loan program pursuant to which a loan as a percentage of base salary and bonus would be offered to certain officers and key employees approved by the Compensation Committee, provided that such officers or key employees have been in the employ of the Company for at least eighteen months. The purpose of the program is to provide at this critical time in the Company's development a longer-term incentive for key employees to remain in the Company's employ. If the individual remains in the employ of the Company, half of the loan will be forgiven after one year, with the balance to be forgiven after two years. The maximum aggregate dollar amount of loans provided pursuant to the program was fixed at $2,200,000 with the amount of each individual loan to be determined by the Committee.

       Section 162(m) of the Code limits the deductibility of annual compensation over $1 million to the Chief Executive Officer and the other Named Executive Officers unless certain conditions are met. The Company's Chief Executive Officer and the other Named Executive Officers have not received annual compensation over $1 million, and the Company has not yet determined what measures, if any, it should take to comply with Section 162(m).

       COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

       In establishing Mr. Pops' compensation package, the Committee seeks to maintain a level of total current compensation that is competitive with that of chief executives of certain other companies in the biotechnology industry at comparable stages of development. In addition, in order to align Mr. Pops' interests with the long-term interests of the Company's shareholders, the Committee and the Compensation Sub-Committee attempt to make a significant portion of the value of his total compensation dependent on the long-term appreciation of the Company's stock price.

       At the Company's current stage of development, the Committee believes that Mr. Pops' performance as Chief Executive Officer of the Company must be evaluated almost exclusively using subjective criteria, including the Committee's evaluation of the Company's progress in attracting and retaining senior management, identifying new product candidates, identifying and securing corporate collaborators for the development of product candidates, identifying and acquiring new product development and technology opportunities, identifying and acquiring companies with interesting technology and product candidates, advancing the Company's existing product candidates through the complex drug development and regulatory approval process and raising the necessary capital to fund its research and development efforts.

       In evaluating and establishing Mr. Pops' current compensation package, the Committee considered the following accomplishments of the Company during calendar 1998:

       In January 1998, the Company entered into a collaboration with a Johnson & Johnson company to develop a ProLease(R) formulation of Erythropoietin (EPO), which collaboration includes research and development funding, milestone payments, royalties and manufacturing fees. In March 1998, the Company raised net proceeds of $110,500,000 from the issuance of 2,300,000 shares of its $3.25 Convertible Exchangeable Preferred Stock.

       In April, 1998, the Company acquired rights to RingCap(TM) and DST (Dose Sipping Technology) from ALZA Corporation. In June 1998, the expansion of the Medisorb(R) commercial manufacturing facility in Wilmington, Ohio was completed.

       In September 1998, the Phase III clinical trial of Nutropin Depot(TM) for the treatment of growth hormone deficient children was completed. In October 1998, the Company completed construction of the ProLease commercial manufacturing facility in Cambridge, Massachusetts. In October 1998, Alkermes and Genentech announced their intention to proceed with filing a New Drug Application with the U.S. FDA for Nutropin Depot.

       In November 1998, Alkermes and Johnson & Johnson announced the successful completion of the first human study of the ProLease formulation of EPO and Johnson & Johnson's intention to proceed with the collaboration. Also in November 1998, the Phase II clinical trial of RISPERDAL(TM), the Medisorb formulation of Janssen Pharmaceutica's schizophrenia product was completed. Additionally in 1998, four securities analysts initiated coverage of the Company, bringing the total number of analysts providing coverage of the Company to ten.

       Given the significant role played by Mr. Pops in each of the above-noted accomplishments, the Committee increased Mr. Pops' annual base salary effective January 1, 1999 from $350,000 to $375,000 and granted Mr. Pops a cash bonus of $150,000. As additional recognition of Mr. Pops' efforts in calendar 1998, and in furtherance of the Committee's belief that a significant portion of Mr. Pops' total compensation should be dependent on the long-term appreciation of the Company's stock price, in September 1998, the Compensation Sub-Committee granted Mr. Pops options to purchase 100,000 shares of Common Stock. Finally, in September 1998, the Committee approved a loan of $500,000 to Mr. Pops pursuant to the Company's incentive loan program. The Committee believes that each of these actions was particularly appropriate given Mr. Pops' performance during calendar 1998 and in order to maintain his compensation at a competitive level compared to that of the chief executive officers of other similarly sized and positioned biotechnology companies.

                                   Compensation Committee

                                   John K. Clarke                Paul Schimmel
                                   Michael A. Wall



                                   Compensation Sub-Committee

                                   John K. Clarke                Paul Schimmel

PERFORMANCE GRAPH

       The following graph compares the yearly percentage change in the cumulative total shareholder return on Common Stock for the last five fiscal years, with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceutical Index, which includes biotechnology companies. The comparison assumes $100 was invested on March 31, 1994 in the Common Stock and in each of the foregoing indices and further assumes reinvestment of any dividends. The Company did not declare or pay any dividends on its Common Stock during the comparison period.




                                3/31/94        3/31/95        3/31/96        3/31/97        3/31/98        3/31/99
                                -------        -------        -------        -------        -------        -------

Alkermes, Inc.                   100.00          39.29         130.36         200.00         355.36         389.29

Nasdaq Stock Market              100.00         111.25         151.06         167.83         254.43         342.42
(U.S. Index)

Nasdaq                           100.00          99.90         176.10         161.23         192.71         244.67
Pharmaceutical Index



                                     [GRAPH]

                      MANAGEMENT AND PRINCIPAL SHAREHOLDERS

       The following table sets forth certain information regarding the ownership of Common Stock as of June 10, 1999 by (i) each person who is known by the Company to be the owner of 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, and (iv) all the directors and executive officers of the Company as a group.

                                                                                  Number of
                                                                                    Shares
                                                                                 Beneficially            Percentage
                                                                                     Owned          Beneficially Owned(1)
                                                                                     -----          ---------------------

ALZA Corporation(2).........................................................       1,750,000              6.98%
  950 Page Mill Road
  Palo Alto, CA  94303
T. Rowe Price Associates, Inc.(3)...........................................       1,933,600               7.71
  100 East Pratt Street
  Baltimore, MD  21202
FMR Corporation(4)..........................................................       1,333,000               5.32
  82 Devonshire Street
  Boston, MA  02109
Floyd E. Bloom(5)...........................................................         171,000                 *
Robert A. Breyer(6).........................................................         285,000               1.13
John K. Clarke(7)...........................................................          31,968                 *
Richard F. Pops(8)..........................................................         452,591               1.77
Alexander Rich(9)...........................................................         189,200                 *
Paul Schimmel(9)............................................................         304,200               1.21
Michael A. Wall(10).........................................................         459,850               1.83
Raymond T. Bartus(11).......................................................         104,125                 *
Michael J. Fox(12)..........................................................               0                 0
James M. Frates(13).........................................................          25,000                 *
Michael J. Landine(14)......................................................         137,275                 *
All directors and executive officers as a group (11 persons)(15)............       2,160,209               8.28

----------

*   Represents less than 1% of the outstanding shares of the Common Stock.

(1) As of June 10, 1999, there were 25,064,387 shares of the Common Stock outstanding.

(2)    Information is as of June 8, 1999.

(3) Information is as of February 12, 1999. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("T. Rowe Price") serves as investment advisor with power to direct investments and/or sole power to vote the securities. T. Rowe Price is deemed to be a beneficial owner of such securities, however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4) Information is as of February 1, 1999. FMR Corporation holds these shares in its capacity as investment manager or advisor for various investment companies or institutional accounts.

(5) Includes 163,500 shares of Common Stock held by The Floyd E. Bloom Charitable Trust, The Corey Bloom Family Trust and The Jody Corey-Bloom Charitable Trust, of which Dr. Bloom is a Trustee. Also includes 7,500 shares of Common Stock subject to options which are exercisable.

(6) Consists of 262,500 shares of Common Stock subject to options which are exercisable or will become exercisable within 60 days of June 10, 1999.

(7) Includes 17,500 shares of Common Stock subject to options which are exercisable. Also includes 850 shares of Common Stock issuable upon exercise of warrants which are exercisable.

(8) Includes 440,000 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of June 10, 1999.

(9) Includes 7,500 shares of Common Stock subject to options which are exercisable. Also includes 1,700 shares of Common Stock issuable upon exercise of warrants which are exercisable.

(10) Includes 7,500 shares of Common Stock subject to options which are exercisable.

(11) Includes 98,125 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of June 10, 1999.

(12) All of Dr. Fox's options were canceled unexercised upon his resignation in April 1999.

(13) Includes 25,000 shares of Common Stock subject to options which will become exercisable within 60 days of June 10, 1999.

(14) Includes 136,875 shares of Common Stock subject to options which are or will become exercisable within 60 days of June 10, 1999.

(15) Includes 1,014,250 shares of Common Stock subject to options or issuable upon exercise of warrants which are exercisable or which will become exercisable within 60 days of June 10, 1999. Also includes 163,500 shares of Common Stock held in trust.

                              CERTAIN TRANSACTIONS

STOCK OPTIONS

       During the last fiscal year, each executive officer and non-employee director was granted options to purchase shares of Common Stock pursuant to the 1990 Omnibus Stock Option Plan and the Stock Option Plan for Non-Employee Directors, respectively.


PRODUCT DEVELOPMENT AGREEMENT WITH ALKERMES CLINICAL PARTNERS, L.P.

       Pursuant to a Product Development Agreement dated March 6, 1992 between the Company and Alkermes Clinical Partners, L.P. (the "Partnership"), the Company conducts certain research and development on behalf of the Partnership. Alkermes Development Corporation II ("ADC II"), a wholly owned subsidiary of the Company, is the general partner of the Partnership. Richard F. Pops, a director and the Chief Executive Officer of the Company, is a director and the President and Chief Executive Officer of ADC II. James M. Frates, a Vice President, the Chief Financial Officer and Treasurer of the Company, is a director and the Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of ADC II. Until funding was completed in the quarter ended June 30, 1996, the Company was reimbursed by the Partnership for its actual costs incurred in conducting such research and development, and also received a management fee of 10% of such costs. For the fiscal year ended March 31, 1999, the Company recorded no revenue from the Partnership pursuant to the Product Development Agreement. Since the completion of funding from the Partnership, Alkermes has used its own resources, and intends to continue to use its own resources, to develop the Partnership's product candidate, Cereport, but may be forced to seek alternative sources of funding, including additional collaborators.

INCENTIVE LOAN PROGRAM

       In fiscal 1999 the Compensation Committee approved an incentive loan program pursuant to which a loan as a percentage of base salary and bonus would be offered to certain officers and key employees approved by the Compensation Committee, provided that such officers or key employees have been in the employ of the Company for at least eighteen months. The purpose of the program is to provide at this critical time in the Company's development a longer-term incentive for key employees to remain in the Company's employ. If the individual remains in the employ of the Company, half of the loan will be forgiven after one year, with the balance to be forgiven after two years. The maximum aggregate dollar amount of loans provided pursuant to the program was fixed at $2,200,000 with the amount of each individual loan determined by the Committee. On October 16, 1998, loans were made to Messrs. Pops, Breyer and Bartus in the principal amounts of $500,000, $330,000 and $200,000, respectively, and to six other officers and key employees aggregating $990,000.

                                 OTHER BUSINESS


       The Board of Directors does not intend to present to the Meeting any business other than the election of directors, adoption of the amendment to the Articles of Incorporation to increase the authorized shares of Common Stock and the approval of the 1999 Stock Option Plan. If any other matter is presented to the Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                              INDEPENDENT AUDITORS

       Deloitte & Touche LLP, independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended March 31, 1999. Representatives of Deloitte & Touche LLP are expected to attend the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The Board of Directors has selected Deloitte & Touche LLP as the independent auditors to audit the Company's consolidated financial statements for the fiscal year ending March 31, 2000.

                       DEADLINE FOR SHAREHOLDERS PROPOSALS

       The Company must receive any proposal which a shareholder wishes to submit at the 2000 annual meeting of shareholders before March __, 2000 if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting. If any shareholder wishes to present a proposal to the 2000 annual meeting of shareholders that is not included in the Company's proxy statement for that meeting and fails to submit such proposal to the Secretary of the Company on or before May __, 2000, then the persons named in the proxy will be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the Company's proxy statement. In addition, in accordance with the Company's bylaws, any nominee for election as a director of the Company at the 2000 annual meeting of shareholders must be submitted in writing to the Company on or before April __, 2000, which is ninety (90) days prior to the date of this year's proxy statement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended March 31, 1999, all Section 16(a) filing requirements applicable to its executive officers, directors, officers and greater than ten percent shareholders were complied with.

                                        By Order of the Board of Directors

                                        Morris Cheston, Jr.
                                        Secretary

July __, 1999

                                 ALKERMES, INC.

                             1999 STOCK OPTION PLAN



                                    ARTICLE I

                                     PURPOSE

       The purpose of the 1999 Stock Option Plan (the "Plan") is to enable Alkermes, Inc. (the "Company") to offer to certain officers, employees, directors and consultants of the Company or any of its Subsidiaries options to acquire equity interests in the Company, thereby helping to attract, retain and reward such persons, and strengthen the mutuality of interests between such persons and the Company's shareholders.


                                   ARTICLE II

                                   DEFINITIONS

       For purposes of the Plan, the following terms shall have the following meanings:

       2.1 "Administrator" shall mean the Board or, if the Board has delegated its responsibility to administer the Plan pursuant to Section 3.1, the committee and/or subcommittee of the Board to which such responsibility has been delegated.

       2.2    "Board" shall mean the Board of Directors of the Company.

       2.3 "Change of Control" shall mean (a) the consolidation or merger of the Company or any of its Subsidiaries holding or controlling a majority of the assets relating to the business of the Company, with or into any third party (other than a Subsidiary); (b) the assignment, sale, transfer, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole; or (c) the acquisition by any third party or group of third parties acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended) of shares of voting stock of the Company, the result of which in the case of any transaction described in clauses (a), (b) and (c) above is that immediately after the transaction the shareholders of the Company immediately before the transaction own less than fifty percent (50%) of the outstanding shares of the surviving corporation in a transaction specified in clause (a) above or the acquiror in a transaction specified in clause (b) or (c) above.

       2.4    "Code" shall mean the Internal Revenue Code of 1986, as amended.

       2.5 "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

       2.6 "Disability" shall mean a disability that results in a Participant's Termination of Employment, as determined pursuant to standard Company procedures.

       2.7 "Effective Date" shall mean the date on which the Plan is adopted by the Board.

       2.8 "Fair Market Value" for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date, the average of the high and low sales prices of a share of Common Stock as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or traded on any such exchange, on the Nasdaq Stock Market ("Nasdaq"), or, if such sales prices are not available, the average of the bid and asked prices per share reported on Nasdaq, or, if such quotations are not available, the fair market value as determined by the Board, which determination shall be conclusive.

       2.9 "Incentive Stock Option" shall mean any Stock Option that is intended to be and is designated as an "incentive stock option" within the meaning of Section 422 of the Code.

       2.10 "Non-Qualified Stock Option" shall mean any Stock Option that is not an Incentive Stock Option.

       2.11 "Participant" shall mean an officer, employee, director or consultant of the Company or a Subsidiary to whom an Option has been granted under the Plan.

       2.12 "Stock Option" or "Option" shall mean any option to purchase shares of Common Stock granted pursuant to Article VI of the Plan.

       2.13 "Subsidiary" shall mean any corporation, limited partnership, limited liability company or any other entity of which the Company owns more than 50% of the voting stock or equity or a controlling interest.

       2.14 "Termination of Employment" shall mean, as appropriate, (a) the termination of a Participant's employment with the Company and its subsidiaries for reasons other than a military or personal leave of absence granted by the Company, (b) termination of a Participant's consulting relationship with the Company or (c) termination of a Participant's service as a member of the Board.

                                   ARTICLE III

                                 ADMINISTRATION

       3.1 The Administrator. The Plan shall be administered and interpreted by the Board; provided, however, that the Board may delegate this responsibility to a committee and/or a subcommittee comprised of two or more members of the Board.

       3.2 Awards. The Administrator shall have full authority to grant, pursuant to the terms of the Plan, Stock Options to persons eligible under
Article V. In particular, the Administrator shall have the authority:

              (a) to select the officers, employees, directors and consultants to whom Stock Options may from time to time be granted;

              (b) to determine whether and to what extent Stock Options are to be granted to one or more officers, employees, directors and consultants eligible to receive Options under Article V;

              (c) to determine the number of shares of Common Stock to be covered by each Option granted pursuant to Article VI; and

              (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option granted under Article VI (including, but not limited to, the option price, the option term, installment exercise or waiting period provisions and provisions relating to the waiver or acceleration thereof).

       3.3 Guidelines. Subject to Article VII hereof, the Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Option granted under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent it shall deem necessary to carry the Plan into effect. Notwithstanding the foregoing, no action of the Administrator under this Section 3.3 shall impair the rights of any Participant without the Participant's consent, unless otherwise required by law.

       3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by the Administrator arising out of or in connection with the Plan shall be final, binding and conclusive on the Company, all Participants, officers, employees, directors and consultants, and their respective heirs, executors, administrators, successors and assigns.

                                   ARTICLE IV

                                SHARE LIMITATION

       4.1 Shares. The maximum aggregate number of shares of Common Stock that may be issued under the Plan in each calendar year is Two Million Five Hundred Thousand (2,500,000) (subject to increase or decrease pursuant to Section 4.2), which may be either authorized and unissued shares of Common Stock or issued Common Stock which have been reacquired by the Company. If any Option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, the number of shares with respect to which the Option has not been exercised shall again be available for the purposes of the Plan.

       4.2 Changes. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a regular cash dividend), stock split, or other change in corporate structure affecting the Common Stock, such substitution or adjustment shall be made in the maximum aggregate number of shares which may be issued under the Plan, the maximum number of shares with respect to which Options may be granted to any individual during any year, and the number and option price of shares subject to outstanding Options, as may be determined to be appropriate by the Board, in its sole discretion, provided that the number of shares subject to any Option shall always be a whole number.


                                    ARTICLE V

                                   ELIGIBILITY

       5.1 Employees. Officers and other employees of the Company or any of its Subsidiaries are eligible to be granted both Incentive Stock Options and Non-Qualified Stock Options under the Plan.

       5.2 Directors and Consultants. Directors and consultants of the Company or any of its Subsidiaries are eligible to be granted Non-Qualified Stock Options, but may not receive Incentive Stock Options unless they are employees of the Company or a Subsidiary corporation within the meaning of
Section 424 of the Code.


                                   ARTICLE VI

                             GRANT OF STOCK OPTIONS


       6.1 Grants. The Administrator shall have the authority to grant to any person, to the extent eligible under Article V, one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not qualify as an Incentive Stock Option shall constitute a separate Non-Qualified Stock Option.

       6.2 Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.

       6.3 Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

              (a) Stock Option Certificate. Each Stock Option shall be evidenced by, and subject to the terms of, a Stock Option Certificate executed by the Company. The Stock Option Certificate shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option, the number of shares of Common Stock subject to the Stock Option, the option price, the option term, and the other terms and conditions applicable to the Stock Option.

              (b) Option Price. The option price per share of Common Stock to be delivered upon exercise of a Stock Option shall be determined by the Administrator at the time of grant, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

              (c) Option Term. The term of each Stock Option shall be fixed by the Administrator at the time of grant, but no Stock Option shall be exercisable more than ten years after the date it is granted.

              (d) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at the time of grant; provided, however, that the Administrator may waive any installment exercise or waiting period provisions, in whole or in part, at any time after the date of grant, based on such factors as the Administrator shall deem appropriate in its sole discretion.

              (e) Method of Exercise. Subject to such installment exercise and waiting period provisions as may be imposed by the Administrator, Stock Options may be exercised in whole or in part at any time during the option term by delivering to the Company written notice of exercise specifying the number of shares of Common Stock to be purchased and the aggregate option price therefor. The notice of exercise shall be accompanied by payment in full of the option price and, if requested by the Company, by the representation described in
Section 9.2. Payment of the option price may be made (i) in cash or by check payable to the Company, (ii) unless otherwise provided by the Administrator on the date of grant, in shares of Common Stock duly owned by the Participant (and for which the Participant has good title, free and clear of any liens and encumbrances) or (iii) unless otherwise provided by the Administrator on the date of grant, by reduction in the number of shares of Common Stock issuable upon such exercise, based, in each case, on the Fair Market Value of the Common Stock on the date of exercise. Upon payment in full of the option price and satisfaction of the other conditions provided herein, a stock certificate representing the number of shares of Common Stock to which the Participant is entitled shall be issued and delivered to the Participant.

              (f) Death. Unless otherwise determined by the Administrator on or after the date of grant, in the event of a Participant's Termination of Employment by reason of death, any Stock Option held by such Participant which was exercisable on the date of death may thereafter be exercised by the legal representative of the Participant's estate until the earlier of one year after the date of death or the expiration of the stated term of such Stock Option, and any Stock Option not exercisable on the date of death shall be forfeited.

              (g) Disability. Unless otherwise determined by the Administrator on or after the date of grant, in the event of a Participant's Termination of Employment by reason of Disability, any Stock Option held by such Participant that was exercisable on the date of such Termination of Employment may thereafter be exercised by the Participant until the earlier of one year after such date or the expiration of the stated term of such Stock Option, and any Stock Option not exercisable on the date of Termination of Employment shall be forfeited. If the Participant dies during such one-year period, any unexercised Stock Options held by the Participant at the time of death may thereafter be exercised by the legal representative of the Participant's estate until the earlier of one year after the date of the Participant's death or the expiration of the stated term of such Stock Option. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

              (h) Termination of Employment. Unless otherwise determined by the Administrator on or after the date of grant, in the event of a Participant's Termination of Employment by reason of retirement or for any reason other than death or Disability, any Stock Option held by such Participant which was exercisable on the date of such Termination of Employment may thereafter be exercised by the Participant until the earlier of three months after such date or the expiration of the stated term of such Stock Option, and any Stock Option not exercisable on the date of Termination of Employment shall be forfeited.

              (i) Change of Control. In the event of a Change of Control, all outstanding Stock Options shall immediately become fully exercisable, and upon payment by the Participant of the option price (and, if requested, delivery of the representation described in Section 9.2), a stock certificate representing the Common Stock covered thereby shall be issued and delivered to the Participant; provided, however, that the exercisability of the Stock Options shall not be accelerated if, in the opinion of the Board, such acceleration would prevent pooling of interests accounting for the change of control transaction and such accounting treatment is desired by the parties to such transaction.

              (j) Non-Transferability of Options. Unless otherwise determined by the Administrator on or after the date of grant, Stock Options shall not be transferrable by the Participant otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant's lifetime, only by the Participant.

              (k) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other stock option plan of the Company or any Subsidiary or parent corporation (within the meaning of Section 424 of the Code) exceeds $100,000, such Options shall be treated as Options which are not Incentive Stock Options.

                     Should any of the foregoing provisions not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Board may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

              (l) Ten-Percent Shareholder Rule. Notwithstanding any other provision of the Plan to the contrary, no Incentive Stock Option shall be granted to any person who, immediately prior to the grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation (within the meaning of Section 424 of the Code), unless the option price is at least 110% of the Fair Market Value of the Common Stock on the date of grant and the Option, by its terms, expires no later than five years after the date of grant.

       6.4 Rights as Shareholder. A Participant shall not be deemed to be the holder of Common Stock, or to have any of the rights of a holder of Common Stock, with respect to shares subject to an Option, unless and until the Option is exercised and a stock certificate representing such shares of Common Stock is issued to the Participant.


                                   ARTICLE VII

                            TERMINATION OR AMENDMENT


       7.1 Termination or Amendment of Plan. The Board may at any time amend, discontinue or terminate the Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article IX) or amend any Option previously granted, prospectively or retroactively (subject to Article IV); provided, however, that, in either case unless otherwise required by law, the rights of a Participant with respect to Options granted prior to such amendment, discontinuance or termination may not be impaired without the consent of such Participant and, provided further, that the Company will seek the approval of the Company's shareholders for any amendment if such approval is necessary to comply with the Code, Federal or state securities laws or any other applicable rules or regulations.


                                  ARTICLE VIII

                                  UNFUNDED PLAN


       8.1 Unfunded Status. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.


                                   ARTICLE IX

                               GENERAL PROVISIONS

       9.1 Nonassignment. Except as otherwise provided in the Plan, any Option granted hereunder and the rights and privileges conferred thereby may not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Option, right or privilege contrary to the provisions hereof, or upon the levy of any attachment or similar process thereon, such Option and the rights and privileges conferred thereby shall immediately terminate and the Option shall immediately be forfeited to the Company.

       9.2 Legend. The Company may require each person acquiring shares upon exercise of an Option to represent to the Company in writing that the Participant is acquiring the shares for the Participant's own account and without a view to the distribution thereof. The stock certificates representing such shares may include any legend which the Company deems appropriate to reflect any restrictions on transfer.

       All certificates representing shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or stock market upon which the Common Stock is then listed or traded, any applicable Federal or state securities law, and any applicable corporate law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

       9.3 Other Plans. Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

       9.4 No Right to Employment. Neither the Plan nor the grant of any Option shall give any Participant or other officer, employee, consultant or director any right with respect to continuance of office, employment, consulting relationship or directorship, as the case may be, with the Company or any Subsidiary, nor shall the Plan impose any limitation on the right of the Company or any Subsidiary by which a Participant is employed to terminate a Participant's office, employment or consulting relationship at any time. Neither the Plan nor the grant of any Option shall give any director the right to continue as a member of the Board or obligate the Company to nominate any director for reelection by the Company's shareholders.

       9.5 Withholding of Taxes. The Company shall have the right to reduce the number of shares of Common Stock otherwise deliverable upon exercise of an Option by an amount that would have a Fair Market Value equal to the amount of all Federal, state and local taxes required to be withheld, or to deduct the amount of such taxes from any cash payment otherwise to be made to the Participant, pursuant to the Plan or otherwise. In connection with such withholding, the Company may make such arrangements as are consistent with the Plan as it may deem appropriate.

       9.6    Listing and Other Conditions.

              (a) If the Common Stock is listed on a national securities exchange or Nasdaq, the issuance of any shares of Common Stock upon exercise of an Option shall be conditioned upon such shares being listed on such exchange or Nasdaq. The Company shall have no obligation to issue any shares of Common Stock unless and until such shares are so listed, and the right to exercise any Option shall be suspended until such listing has been effected.

              (b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock upon exercise of an Option is or may in the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock or Options, and the right to exercise any Option shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or shall not result in the imposition of excise taxes.

              (c)    Upon termination of any period of suspension under this
Section 9.6, any Option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

       9.7 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of law principles thereof.

       9.8 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

       9.9 Liability of the Board. No member of the Board nor any employee of the Company or any of its Subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member of the Board or officer or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself or herself.

       9.10 Costs. The Company shall bear all expenses incurred in administering the Plan, including expenses related to the issuance of Common Stock upon exercise of Options.

       9.11 Severability. If any part of the Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of the Plan which shall continue in full force and effect.

       9.12 Successors. The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

       9.13 Headings. Article and section headings contained in the Plan are included for convenience only and are not to be used in construing or interpreting the Plan.


                                    ARTICLE X

                                  TERM OF PLAN

       10.1 Effective Date. The Plan shall be effective as of the Effective Date, but the grant of any Option hereunder is subject to the express condition that the Plan be approved by the shareholders of the Company within 12 months after the Effective Date.

       10.2 Termination Date. Unless sooner terminated, the Plan shall terminate ten years after the Effective Date and no Options may be granted thereafter. Termination of the Plan shall not affect Options granted before such date.

                                      PROXY

                                 ALKERMES, INC.

                            CAMBRIDGE, MASSACHUSETTS

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
          FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 6, 1999

       The undersigned shareholder of Alkermes, Inc. hereby appoints James M. Frates and Diane Fucci, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the offices of the Company, 64 Sidney Street, Cambridge, Massachusetts 02139, at 10:00 a.m., August 6, 1999, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.

       IT IS AGREED THAT UNLESS OTHERWISE MARKED ON THE OTHER SIDE, SAID ATTORNEYS AND PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE FOR THE DIRECTORS AND THE PROPOSALS LISTED ON THE OTHER SIDE HEREOF.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)

-------------     CONTINUED AND TO BE SIGNED ON REVERSE SIDE     -------------
|SEE REVERSE|                                                    |SEE REVERSE|
|   SIDE    |                                                    |    SIDE   |
-------------                                                    -------------

------- Please mark
|  X  | votes as in
------- this example



1. To elect seven members of the Board of Directors, each to serve until the next annual meeting of shareholders and until his successor is duly elected and qualified.
       Nominee:
               ------------------------------------------------
       --------------------------------------------------------
       --------------------------------------------------------

          FOR    --------              -------- WITHHELD
          ALL    |      |              |      | FROM ALL
     NOMINEES    --------              -------- NOMINEES


-------
|     |
|     |
-------
          ----------------------------------------
          For all nominees except as noted above


2.     To consider and adopt an amendment
       to the Company's Second Amended
       and Restated Articles of Incorporation,
       as amended, to increase the total            FOR     AGAINST   ABSTAIN
       number of authorized shares of the         --------  -------   -------
       Company from 45,000,000 to 85,000,000,     |      |  |     |   |     |
       including an increase in the number of     |      |  |     |   |     |
       authorized shares of Common Stock from -------- ------- ------- 40,000,000 to 80,000,000.


3.     To consider and approve the 1999 Stock       FOR     AGAINST   ABSTAIN
       Option Plan of Alkermes.                   --------  -------   -------
                                                  |      |  |     |   |     |
                                                  |      |  |     |   |     |
                                                  --------  -------   -------

       To transact such other business as may properly come before the meeting.


                                                       --------
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          |      |
                                                       |      |
                                                       --------

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature:              Date:          Signature:               Date:
          ------------       ---------           -------------       ----------


                                       2